Exhibit 99.1

Sussex Bancorp	Contacts:	Anthony Labozzetta, President/CEO
200 Munsonhurst Road		Steven Fusco, SVP/CFO
Franklin, NJ 07416		973-827-2914

SUSSEX BANCORP ANNOUNCES 11.8% GROWTH IN YEAR TO DATE 2010 EARNINGS
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FRANKLIN, NEW JERSEY – July 27, 2010– Sussex Bancorp (“Company”) (NASDAQ: “SBBX”) today announced its financial results for the three and six months ended June 30, 2010.  For the six months ended June 30, 2010, the Company’s net income increased $100 thousand, or 11.8%, to $948 thousand from the $848 thousand earned for the same period last year driven by a 16.4% increase in net interest income. Diluted earnings per share were $0.29 for the six months ended June 30, 2010 compared to $0.26 for the same period in 2009. For the quarter ended June 30, 2010, the Company earned net income of $305 thousand, a decrease of $290 thousand from net income of $595 thousand for the second quarter of 2009.  Basic and diluted earnings per share were $0.09 in the second quarter of 2010 compared to $0.18 for the second quarter of 2009.

The decline for the second quarter of 2010 was largely attributed to severance costs that resulted in higher salary and employee benefits expense and an other-than-temporary impairment ("OTTI") charge both during the second quarter of 2010.  The severance and OTTI charges of $217 thousand and $171 thousand, respectively, or combined amounted to an equivalent earnings per share decrease of $0.07.  For the three and six months ended June 30, 2010 the provision for loan losses increased by $541 thousand and $639 thousand, respectively, over the same periods last year, which was largely offset by a decline in write-downs on foreclosed real estate expense for the three and six months ended June 30, 2010 of $456 thousand and $429 thousand, respectively, over the same periods last year. At June 30, 2010, non-performing assets to total assets remained flat on a linked quarter basis.

“We continue to focus on proactively managing and resolving the Company’s troubled assets as well as taking steps to strengthen the Company’s operating results by executing our community bank strategy of delivering an extraordinary experience for our customers while assisting with their financial needs” stated Mr. Anthony Labozzetta, Sussex's President and Chief Executive Officer.

The Company’s net interest income increased $260 thousand, or 7.0%, to $4.0 million for the quarter ended June 30, 2010 from $3.7 million for the second quarter of 2009. The improvement in net interest income was driven by a 24 basis point increase in the Company’s net interest margin to 3.69% for the quarter ended June 30, 2010, which was largely due to a 64 basis point decrease in the average rate paid on interest bearing liabilities.  For the six months ended June 30, 2010, the Company’s net interest income increased $1.1 million, or 16.4%, to $7.9 million from the $6.8 million earned for the same period last year.  The improvement in net interest income was driven by a 51 basis point increase in the Company’s net interest margin to 3.76% for the six months ended June 30, 2010, which was largely due to an 89 basis point decrease in the average rate paid on interest bearing liabilities. The improvement in the average rate paid on interest bearing liabilities is a product of management’s effort to reduce funding costs.

The Company reported non-interest income of $1.1 million and $2.3 million for the three and six month periods ended June 30, 2010, respectively, compared to non-interest income of $1.5 million and $2.8 million for the three and six month periods ended June 30, 2009.  Adjusting for non-recurring gains on the sale of fixed assets of $203 thousand in the second quarter of 2009, non-interest income decreased by $107 thousand and declined by $263 thousand for the three and six months ended June 30, 2010, respectively, as compared to the same periods in 2009.  During the three months ended June 30, 2010, the Company recognized a $171 thousand pre-tax ($113 thousand after-tax, or $0.03 per share) non-cash OTTI charge related to an equity portfolio fund that had an amortized cost of $250 thousand.  The fund is comprised of common stocks of bank holding companies. The impairment was recognized because the market value of this security was below the Company’s amortized cost for an extended period of time along with credit deterioration in some of the underlying banks and we do not believe the market value of this security will recover to the Company’s amortized cost within the foreseeable future. In addition, the decrease in non-interest income for the six months ended June 30, 2010 is attributable to lower insurance commissions and lower service charges on deposit accounts.

The Company’s non-interest expenses decreased by $164 thousand, or 4.1%, to $3.8 million and decreased by $176 thousand, or 2.3%, to $7.4 million for the three and six months ended June 30, 2010, respectively, as compared to the same periods in 2009.  The decline in non-interest expenses was largely due to a decrease in foreclosed real estate expenses and FDIC insurance premiums, reflecting the expense incurred in the second quarter of 2009 of $215 thousand related to a special assessment by the FDIC to recapitalize the Deposit Insurance Fund.  These improvements were partly offset by severance costs of $217 thousand incurred during the second quarter of 2010, which resulted in higher salary and employee benefits expense.

At June 30, 2010, non-performing assets, which include non-accrual loans and foreclosed real estate, increased on a linked quarter basis by $702 thousand to $27.1 million, or 5.59% of total assets, at June 30, 2010.  The ratio of non-performing assets to total assets for March 31, 2010 and December 31, 2009 were 5.59% and 4.61%, respectively. The allowance for loan losses was $5.4 million, or 1.65% of total loans, at June 30, 2010 as compared to $5.5 million, or 1.65% of total loans, at December 31, 2009.  “Although the occupancy levels in our market have improved in the commercial real estate sector leading to several credit upgrades in our portfolio, we had some deterioration in the residential construction portfolio resulting in non-performing assets to total assets remaining at the same level for the current quarter” commented Mr. Labozzetta.

At June 30, 2010 the Company’s total assets were $484.6 million, an increase of $29.8 million, or 6.6%, compared to total assets of $454.8 million at December 31, 2009.  The Company’s total deposits increased $28.0 million, or 7.5%, to $400.1 million at June 30, 2010 from $372.1 million at December 31, 2009.  The growth in deposits was primarily in core deposits, (non-interest demand, NOW, savings and money market accounts), which increased $27.6 million, or 10.2%, at June 30, 2010 as compared to December 31, 2009.  The Company’s gross loans, net of unearned income decreased $2.8 million to $330.2 million at June 30, 2010 from $333.0 million at December 31, 2009, as cash and cash equivalents increased $21.9 million, or 95.1%, to $45.0 million at June 30, 2010.  Bank-owned life insurance increased to $10.0 million at June 30, 2010, as the Company purchased an additional $6.5 million during the second quarter of 2010.  At June 30, 2010 the Company’s total stockholders’ equity was $35.9 million, an increase of $1.4 million, or 4.0%, as compared to December 31, 2009 and has increased $3.1 million, or 9.6% since June 30, 2009.  At June 30, 2010, the leverage capital, tier 1 capital to risk weighted assets and total capital to risk weighted assets ratios of Sussex Bank, the Company’s bank subsidiary, were 8.84%, 11.94% and 13.19%, respectively, all in excess of the 5%, 6% and 10% ratios required to be deemed “well capitalized” under regulatory requirements.

Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis and Warwick, New York and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.  For additional information, please visit the company's Web site at www.sussexbank.com.

When used in this discussion the words: “believes”, “anticipates”, “contemplates”, “expects” or similar expressions are intended to identify forward looking statements.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Those risks and uncertainties include those listed under Item 1A - Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2009 and changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)
(Unaudited)

ASSETS	June 30, 2010	June 30, 2009	December 31, 2009

Cash and due from banks	$15,045	$11,932	$8,779
Federal funds sold	29,980	5,237	14,300
Cash and cash equivalents	45,025	17,169	23,079

Interest bearing time deposits with other banks	600	1,096	100
Trading securities	-	7,910	2,955
Securities available for sale	77,318	86,758	71,315
Federal Home Loan Bank Stock, at cost	2,103	2,047	2,045

Loans receivable, net of unearned income	330,179	329,181	332,959
Less: allowance for loan losses	5,449	6,709	5,496
Net loans receivable	324,730	322,472	327,463

Foreclosed real estate	4,564	4,627	3,843
Premises and equipment, net	6,969	7,302	7,065
Accrued interest receivable	1,802	2,064	1,943
Goodwill	2,820	2,820	2,820
Bank-owned life insurance	9,968	3,289	3,360
Other assets	8,727	7,104	8,853

Total Assets	484,626	$464,658	$454,841

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$39,570	$40,868	$34,155
Interest bearing	360,481	342,278	337,920
Total Deposits	400,051	383,146	372,075

Borrowings	33,060	33,119	33,090
Accrued interest payable and other liabilities	2,733	2,756	2,262
Junior subordinated debentures	12,887	12,887	12,887

Total Liabilities	448,731	431,908	420,314

Total Stockholders' Equity	35,895	32,750	34,527

Total Liabilities and Stockholders' Equity	$484,626	$464,658	$454,841

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
INTEREST INCOME
Loans receivable, including fees	$4,749	$4,789	$9,429	$9,597
Securities:
Taxable	452	754	966	1,381
Tax-exempt	265	316	528	589
Federal funds sold	10	9	17	21
Interest bearing deposits	8	7	10	14
Total Interest Income	5,484	5,875	10,950	11,602

INTEREST EXPENSE
Deposits	1,111	1,733	2,215	3,902
Borrowings	355	356	707	708
Junior subordinated debentures	55	83	108	187
Total Interest Expense	1,521	2,172	3,030	4,797

Net Interest Income	3,963	3,703	7,920	6,805
PROVISION FOR LOAN LOSSES	965	424	1,702	1,063
Net Interest Income after Provision for Loan Losses	2,998	3,279	6,218	5,742

OTHER INCOME
Service fees on deposit accounts	340	348	674	715
ATM and debit card fees	127	121	242	228
Insurance commissions and fees	590	595	1,137	1,209
Investment brokerage fees	49	34	109	81
Realized holding gains (losses) on trading securities	(4)	(16)	7	19
Gain on sale of securities, available for sale	54	-	54	-
Gain on sale of fixed assets	-	203	-	203
Gain (loss) on sale of foreclosed real estate	1	-	5	(1)
Impairment write-down on equity securities	(171)	-	(171)	-
Bank-owned life insurance	78	67	119	104
Other	79	101	148	232
Total Other Income	1,143	1,453	2,324	2,790

OTHER EXPENSES
Salaries and employee benefits	2,139	1,771	3,980	3,554
Occupancy, net	333	309	680	661
Furniture, equipment and data processing	295	337	594	677
Stationary and supplies	50	45	94	90
Professional fees	194	186	353	369
Advertising and promotion	51	37	102	96
Insurance	55	45	111	86
FDIC assessment	225	365	449	515
Postage and freight	37	35	68	77
Amortization of intangible assets	4	5	8	10
Write-down on foreclosed real estate	-	456	27	456
Expenses related to foreclosed real estate	128	93	199	276
Other	327	318	709	683
Total Other Expenses	3,838	4,002	7,374	7,550

Income before Income Taxes	303	730	1,168	982
PROVISION (BENEFIT) FOR INCOME TAXES	(2)	135	220	134
Net Income	$305	$595	$948	$848

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2010			2009
	Average		Average	Average		Average
Earning Assets:	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Securities:
Tax exempt (3)	$27,295	$791	5.85%	$28,593	$883	6.22%
Taxable	49,982	966	3.90%	61,881	1,381	4.50%
Total securities	77,277	1,757	4.59%	90,473	2,264	5.05%
Total loans receivable (4)	330,872	9,429	5.75%	323,857	9,597	5.98%
Other interest-earning assets	30,847	27	0.18%	26,523	35	0.27%
Total earning assets	438,996	$11,213	5.15%	440,853	$11,895	5.44%

Non-interest earning assets	39,102			35,899
Allowance for loan losses	(6,083)			(6,290)
Total Assets	$472,015			$470,462

Sources of Funds:
Interest bearing deposits:
NOW	$62,835	$277	0.89%	$57,718	$300	1.05%
Money market	12,410	49	0.80%	14,805	96	1.30%
Savings	171,973	1,000	1.17%	169,787	1,742	2.07%
Time	103,638	889	1.73%	110,060	1,764	3.23%
Total interest bearing deposits	350,856	2,215	1.27%	352,371	3,902	2.23%
Borrowed funds	33,073	707	4.25%	33,130	708	4.25%
Junior subordinated debentures	12,887	108	1.67%	12,887	187	2.89%
Total interest bearing liabilities	396,816	$3,030	1.54%	398,388	$4,797	2.43%

Non-interest bearing liabilities:
Demand deposits	38,349			37,689
Other liabilities	1,522			1,872
Total non-interest bearing liabilities	39,871			39,561
Stockholders' equity	35,328			32,512
Total Liabilities and Stockholders' Equity	$472,015			$470,462

Net Interest Income and Margin (5)		$8,183	3.76%		$7,099	3.25%

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets